Exhibit 99.1

Aceto Corporation
One Hollow Lane
Lake Success, New York 11042-1215

NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO ANNOUNCES FISCAL 2009 SECOND QUARTER RESULTS

Q2 2009 Net Income Up 20.3% vs. 2008

LAKE SUCCESS, NY – February 6, 2009 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2009 second quarter and six months ended December 31, 2008.

Net sales for the fiscal 2009 second quarter were $74.2 million, a decrease of 3.7% from $77.1 million in the year ago quarter. Gross profit decreased 5.9% to $11.7 million in the 2009 fiscal quarter compared to $12.5 million in the 2008 quarter. SG&A expenses remained relatively flat at $10.5 million in the 2009 fiscal quarter compared to $10.6 million in the year ago comparable quarter. Net income increased 20.3% to $1.1 million, or $0.04 per diluted share, up from $0.9 million or $0.04 per diluted share in the 2008 quarter.

Net sales for the six months ended December 31, 2008 were $168.1 million, a 7.3% increase from $156.6 million for the fiscal 2008 comparable period. Gross profit for the first half of fiscal 2009 was $30.7 million, an increase of 13.5% from $27.0 million in the first half of fiscal 2008. Net income was $5.6 million, or $0.23 per diluted share for the first half of fiscal 2009, compared to $2.2 million, or $0.09 per diluted share in the first six months of fiscal 2008.

Leonard S. Schwartz, Chairman and CEO of Aceto stated, “Our second quarter results were impacted by the very difficult economic environment that we have been operating in which has affected almost all of the chemical consuming industries.  During the quarter, sales in our Health Sciences segment declined 2.1% from the 2008 comparable quarter, largely the result of a decline in sales of pharmaceutical intermediates. Sales in our Chemicals & Colorants business segment declined 5.9% compared to the 2008 comparable quarter, largely the result of declines in the sales of pigment intermediates, aroma chemicals and international sales.  These declines were partially offset by an increase in sales into the surface coatings industry. Sales in our Crop Protection segment decreased 4.9% from the 2008 comparable quarter, largely the result of decreased sales of our sprout inhibitor products, which is largely dependent on the size of the potato crop harvest.”

“In the latter part of 2008, it became evident to us that the economic environment which we were operating in was only going to get more challenging.  Since we have always been committed to enhancing the sustainable growth of Aceto, we made a conscious decision to try and better understand the future dynamics of the various markets and business segments that Aceto participates in.  To do this, we made a decision to go back in time and study some history to get a better understanding as to how successful companies operated during the Great Depression. We found that successful companies during that period of time had similar characteristics; little or no debt, strong positive cash flows, maintained strong brands, supported their brands by advertising, and provided the best value to the customer in the most cost-effective manner.”

“As a result of this research and our commitment to enhancing long-term, sustainable growth for the Company, we have decided to take what we consider to be a very unique action and create a definable industrial brand for Aceto.  An industrial brand is very unique and is usually only utilized by very large companies. Additionally, what is more unique in our situation is that Aceto is solely a distribution company and we are not aware of any other distribution company that has ever created an industrial brand. Our brand, which we intend to promote across a range of our business segments and geographical areas, is “Enabling Quality Worldwide” which truly represents one of Aceto’s core functionalities, our unique ability to provide quality products from the most cost effective global sources that meet the needs of our customers: the global chemical, pharmaceutical and agricultural industries.”

Updating the status of Aceto’s Strategic Initiatives, Mr. Schwartz commented:

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Companion animal vaccines – The field safety testing, which we believe is the final major step in the approval process is progressing. While we remain confident that this field safety test will be successful, please do not forget that this is a regulatory review and while we are doing everything that we can to expedite the process, there can be no assurance given as to when the approval process will be 100% completed.

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Entering the Japanese pharmaceutical market – We continue to be encouraged by our early successes in Japan where we have already received and delivered three orders, and are enhancing our resources there to continue to move forward into the market and particularly, to pursue business opportunities for the large number of sample requests that we have received. We believe that our activities in Japan will be aided by the need for Japanese pharmaceutical companies to reduce costs.

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Finished dosage form generic drugs – Our Medicare, Medicaid and private insurance reimbursement issues have been resolved effective February 1 and all systems are now in place to sell our product.  The first shipment of Odansetron will be on its way to our facilities in the United States shortly.  Once the product is received, we will commence our marketing activities.  In addition, we are continuing our efforts to enhance and develop our pipeline of products for finished dosage form generic drugs.

“For the past several quarters, we have been discussing the fact that we have several new products in our crop protection pipeline that were in various states of review by the EPA.  I am pleased to announce that we have received our EPA registration (license to sell) for the first of these, Halosulfuron, a herbicide used to control sedge on rice, vegetables and turf and ornamental grasses.  We believe that we will begin selling Halosulfuron in the upcoming 2009 growing season. We also have three additional crop protection products for which we have already filed with the EPA for registrations.  In addition to these products, we continue to look for other products to expand our crop protection pipeline.”

“With respect to the opening of a representative office in Vietnam, all indications from the Vietnamese government are that our application to open the office will be approved shortly.”

Mr. Schwartz concluded, “We ended the second quarter of fiscal 2009 with working capital of $130.5 million, no long-term bank debt and shareholders’ equity of $140.2 million.  This level of working capital provides us with the financial foundation strength to continue to move our Strategic Initiatives forward.  We remain optimistic about the Company’s long-term business prospects, with our core businesses serving as a solid for future growth and not forgetting that we need to continue to focus on strong cost controls.”

Effective January 1, 2009, Vincent Miata, Senior Vice President responsible for the Company’s Chemicals & Colorants business, was promoted to President of Aceto.  Commenting on the promotion, Mr. Schwartz said “This promotion will significantly strengthen the management structure of Aceto, will enable it to continue to expand the Company’s business across its broad product lines and global footprint and maintain long term sustainability. Mr. Miata, an Aceto veteran with more than 30 years at the Company, becomes only the fourth President of Aceto in its 61 year history. I wish him the greatest success.”

CONFERENCE CALL

Leonard S. Schwartz, Chairman and CEO, Vincent Miata, President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, February 6, 2009. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 23676504).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, February 6, 2009 until 5:00 p.m. ET on Monday, February 9, 2009.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 23676504 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products.  With a physical presence in ten countries, Aceto distributes over 1,000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto’s global operations, including a staff of 26 in Shanghai and 14 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including providing vaccines for companion animals, selling into the Japanese pharmaceutical market, selling finished dosage form generic drugs, selling Halosulfuron in the 2009 growing season, and securing approval to enter the Vietnamese pharmaceutical market, and statements regarding the prospects for long-term growth.  All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, unforeseen environmental liabilities, international military conflicts, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, receipt of regulatory approvals, our ability to continue strong cost controls as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

For information contact:

Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$74,215	$77,105	$168,054	$156,633
Cost of sales	62,470	64,626	137,372	129,591
Gross profit	11,745	12,479	30,682	27,042
Gross profit %	15.83%	16.18%	18.26%	17.26%

Selling, general and
administrative expenses	10,549	10,578	22,463	21,364
Research and development expenses	(118)	181	153	353
Operating income	1,314	1,720	8,066	5,325

Other income (expense), net of interest expense	306	(357)	666	(45)

Income before income taxes	1,620	1,363	8,732	5,280
Provision for income taxes	528	455	3,089	3,078
Net income	$1,092	$908	$5,643	$2,202

Net income per common share	$0.04	$0.04	$0.23	$0.09

Diluted net income per common share	$0.04	$0.04	$0.23	$0.09

Weighted average shares outstanding:
Basic	24,435	24,346	24,402	24,341
Diluted	25,015	24,817	24,940	24,834

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	Dec 31, 2008	June 30, 2008
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$25,504	$46,515
Investments	10,728	548
Trade receivables: less allowances for doubtful
accounts: Dec 31, 2008 $997; and June 30, 2008 $477	59,712	68,220
Other receivables	7,450	4,819
Inventory	77,442	71,109
Prepaid expenses and other current assets	1,173	817
Deferred income tax asset, net	1,679	1,756

Total current assets	183,688	193,784

Long-term notes receivable	-	347
Property and equipment, net	4,378	4,307
Property held for sale	6,978	6,978
Goodwill	1,865	1,987
Intangible assets, net	4,733	5,421
Deferred income tax asset, net	2,139	4,098
Other assets	5,340	5,321

Total Assets	$209,121	$222,243

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$32,069	$43,480
Note payable - related party	-	500
Accrued expenses	20,080	19,948
Deferred income tax liability	1,078	1,070
Total current liabilities	53,227	64,998

Long-term liabilities	6,996	7,034
Environmental remediation liability	7,578	7,578
Deferred income tax liability	672	1,751
Minority interest	476	473
Total liabilities	68,949	81,834

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
24,730 and 24,446 shares outstanding at
Dec 31, 2008 and June 30, 2008, respectively)	256	256
Capital in excess of par value	56,145	56,832
Retained earnings	84,945	81,778
Treasury stock, at cost:
(914 and 1,198 shares at Dec 31, 2008 and
June 30 2008, respectively)	(8,829)	(11,571)
Accumulated other comprehensive income	7,655	13,114
Total shareholders' equity	140,172	140,409

Total liabilities and shareholders' equity	$209,121	$222,243